Exhibit 5.15

June 16, 2010

CONSENT OF BART STRYHAS

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Bart A. Stryhas, PhD, CPG (# 11034), Principal Resource Geologist (SRK Consulting (U.S.), Inc.), hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated September 9, 2009, amended October 28, 2009, entitled “Amended NI 43-101, Technical Report, Pascua-Lama Project, Region III, Chile / San Juan Province, Argentina” addressed to Silver Wheaton Corp. and the resource estimates of the Pascua-Lama Project.

Yours truly,

/s/ Bart A. Stryhas

Bart A. Stryhas, PhD, CPG
Principal Resource Geologist
SRK Consulting (U.S.), Inc.